Exhibit 99

News Release	TRW Inc. 1900 Richmond Road Cleveland, OH 44124	TRW

For Immediate Release	Contact
Judy Wilkinson or Barrett Godsey
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Jay McCaffrey, TRW Media
216-291-7179

Ron Vargo, TRW Investors
216-291-7506

TRW’S BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE AGAINST NORTHROP GRUMMAN PROPOSALS AT TRW ANNUAL MEETING

Northrop Grumman Proposals Are Self-Serving Attempt To Force The Sale Of TRW At A Grossly Inadequate Price

CLEVELAND, March 25, 2002 — TRW Inc. (NYSE: TRW) today announced that its Board of Directors, after full consideration, has unanimously recommended that TRW shareholders vote against the two shareholder proposals that Northrop Grumman (NYSE: NOC) plans to submit for approval at TRW’s Annual Meeting of Shareholders on Wednesday, April 24, 2002.

Northrop Grumman’s proposals seek to:

-	Have TRW provide Northrop Grumman with confidential, business-sensitive information about the Company, notwithstanding Northrop Grumman’s opportunistic and severely undervalued bid;

-	Limit the number of TRW directors who can take actions regarding Northrop Grumman’s grossly inadequate proposal; and

-	Cause the Board to facilitate Northrop Grumman’s below-market offer.

Philip A. Odeen, TRW chairman said, “We believe that Northrop Grumman’s proposals are both unnecessary and self-serving and are part of their ongoing effort to force TRW shareholders to accept its below-market $47 per share offer. Our Board has already unanimously concluded that Northrop Grumman’s offer is financially inadequate and not in the best interests of TRW shareholders. In light of this, providing confidential, business-sensitive information to Northrop Grumman simply makes no sense.”

Mr. Odeen also noted that eleven of TRW’s thirteen directors are independent.

“We believe that TRW can significantly enhance value for our shareholders through the continued execution of our shareholder value enhancement plan,” Mr. Odeen continued. “We are confident that, by accelerating our debt reduction program and separating our Automotive business in a tax-efficient manner, we will deliver value to TRW shareholders significantly in excess of Northrop Grumman’s $47 per share offer.”

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“Clearly, if Northrop Grumman is allowed to buy TRW’s premier assets at a bargain price, it is Northrop Grumman shareholders who benefit. If TRW continues to execute its shareholder value enhancement plan, it is TRW shareholders alone who benefit,” Mr. Odeen concluded.

The Company noted that supplemental proxy material detailing the reasons behind the Board’s recommendation will be mailed shortly to TRW shareholders.

TRW provides advanced-technology products and services for the aerospace, systems, and automotive markets.

Certain of the information contained in this press release should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company’s control. The Company’s results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any investment in the Company, or relating to any sale or other distribution of all or a part of the Company’s operating businesses will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the Company will spin off the Automotive business or that such spin-off will be complete within six to nine months; (iii) that the Company will be successful in delevering the Company, or that the methods described for delevering will be utilized; (iv) as to the amount by which debt will be reduced; (v) that the Company’s strategy will deliver any particular level of value to TRW shareholders; (vi) that defense spending will rise and research, development, test and evaluation budgets will increase; (vii) that the commercial aerospace industry will stabilize; (viii) that North American 2002 light vehicle production will increase from 2001 levels; (ix) that 2002 earnings per share estimates will be met or exceeded; (x) with respect to the expected amounts of the Company’s operating cash flows in 2002, that such amounts will be utilized to delever the Company’s balance sheet; (xi) with respect to the amounts that will be realized, if any, by the Company from divestitures; (xii) with respect to the amount of sales, earnings per share or cash flow that will be realized by the Company in 2002; and (xiii) that the Company’s costs will decrease in 2002. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumption or changes in other factors affecting such estimates other than as required by law.

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